CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectuses and Statements of Additional Information constituting parts of this Post-Effective Amendment No. 42 to the registration statement on Form N-1A (the
"Registration Statement") of our reports dated January 12, 1996, relating to the financial statements and financial highlights appearing in the November 30, 1995 Annual Report to Shareholders of Colonial Intermediate Tax-Exempt Fund and Colonial Short-Term Tax-Exempt Fund, each a series of Colonial Trust IV, which are also incorporated by reference in to the Registration Statement. We also consent to the references to us under the Heading "The Funds' Financial
History" in the Prospectus and "Independent Accountants" in the Statements of Additional Information.



PRICE WATERHOUSE LLP
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Price Waterhouse LLP
Boston, Massachusetts
March 22, 1996